EXHIBIT 99.1

GeoVax Announces $1.65M Private Placement

ATLANTA, GA, December 12, 2013 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and treat HIV/AIDS, announced today that it has entered into definitive agreements with certain institutional investors, pursuant to which the Company has agreed to sell shares of its Series B convertible preferred stock at an aggregate purchase price of $1.65 million. No stock purchase warrants were issued in conjunction with the transaction.

The Series B convertible preferred stock is convertible at any time into common shares of GeoVax at a conversion price of $0.35 per share. In conjunction with this transaction, the Company also agreed to adjust the conversion price of its outstanding Series A convertible preferred stock held by the aforementioned investors to match that of the Series B convertible preferred stock. The exercise price of the related warrants will also adjust.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the Securities and Exchange Commission (SEC) within thirty days following the transaction, registering the resale of the shares of common stock issuable upon the conversion of the Series B preferred stock, and the additional shares issuable upon conversion of the outstanding Series A preferred stock. Any offering of the Company's securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the private placement will be described in a Current Report on Form 8-K to be filed with the SEC by the Company.

About GeoVax’s Technology

GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane-bound form of the HIV-1 envelope glycoprotein. GeoVax’s vaccines are currently being tested in human clinical trials, for both preventive and therapeutic applications. Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans.

About HIV/AIDS

AIDS can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve Clades AG, B, and C. GeoVax most advanced vaccines under development are designed to function against Clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Susanna Mesa

The Trout Group

Tel: +1 (646) 378-2933

Email: smesa@troutgroup.com